FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-280318-05

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) At: 05/26/26 11:52:46 UTC-4:00

Subject: ★IO ANNOUNCEMENT★ $513.95MM JPMF1 2026-FX1 ***PUBLIC CMBS***

JPMF1 MULTIFAMILY MORTGAGE TRUST 2026-FX1 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2026-FX1

LEAD MANAGER AND SOLE BOOKRUNNER :	J.P. MORGAN SECURITIES LLC
CO-MANAGERS :	ATLAS SP SECURITIES, A DIVISION OF APOLLO GLOBAL SECURITIES, LLC, GOLDMAN SACHS & CO. LLC and SANTANDER US CAPITAL MARKETS LLC
LOAN SELLER :	MF1 REIT III FR TRS LLC
RATING AGENCIES :	FITCH/MDBRS
OFFERING TYPE :	SEC-REGISTERED

*** OFFERED CERTIFICATES - PUBLIC ***

RATINGS SIZE APPROX

CLS	RATINGS (F/MDBRS)	SIZE ($MM)	APPROX PROCEEDS	IPT
XA	AAA/AAA	$513.950	~$8.5	J-135a

* PX Speed: 100% CPY

PROPERTY TYPE :	MULTIFAMILY (100%)
TOP 5 STATES :	NJ (20.9%), NY (14.6%), NC (9.1%), LA (9.1%), IL (8.2%)

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE :	$734,215,000
NUMBER OF LOANS :	17
NUMBER OF PROPERTIES :	24
WA CUT-OFF LTV :	67.7%
WA MATURITY LTV :	67.7%
WA U/W NCF DSCR :	1.37x
WA U/W NOI DEBT YIELD :	8.2%
TOP TEN LOANS % :	71.0%
WA REMAINING TERM TO MATURITY (MOS) :	55
WA REMAINING AMORTIZATION TERM (MOS) :	NAP
WA SEASONING (MOS) :	5

US RISK RETENTION :	MF1 REIT III FR TRS LLC WILL ACT AS THE “RETAINING SPONSOR”, AND IS EXPECTED TO SATISFY ITS RISK RETENTION REQUIREMENT INITIALLY THROUGH THE PURCHASE BY ITS “MAJORITY-OWNED AFFILIATE”, WHICH IS EXPECTED TO BE MF1 REIT III FR RETENTION HOLDER LLC, A DELAWARE LIMITED LIABILITY COMPANY, OF THE CLASS G-RR, CLASS H-RR AND CLASS J-RR CERTIFICATES.

THE HORIZONTAL RISK RETENTION CERTIFICATES WILL CONSTITUTE AN “ELIGIBLE HORIZONTAL RESIDUAL INTEREST” (AS SUCH TERM IS DEFINED IN THE CREDIT RISK RETENTION RULES).

EU RISK RETENTION :	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER :	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER :	MF1 LOAN SERVICES LLC
OPERATING ADVISOR :	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER :	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER :	MF1 REIT III FR RETENTION HOLDER LLC (OR AN AFFILIATE)

DOCUMENTS & TIMING
ANTICIPATED ALLOCATIONS :	ON OR ABOUT ~03:00 AM ET ON MAY 26, 2026
ANTICIPATED PRICING :	ON OR ABOUT ~03:30 AM ET ON May 26, 2026
ANTICIPATED SETTLEMENT :	ON OR ABOUT JUNE 10, 2026

JPM CMBS BANKING CONTACTS
KUNAL SINGH 212-834-5467
JOHN MILLER 212-272-8363
HARRIS RENDELSTEIN 212-834-673
RANDY GOLDSTEIN 212-270-2188

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA 212-834-3111
BRIAN CAREY 212-834-3111
DERRICK FETZER 212-834-3111

JPM SPG SYNDICATE CONTACTS
JENNIFER KORNBLAU 212-834-4154
MORGAN ROACH 212-834-4154
JACQUELINE LARET 212-834-4154
MICHAEL CASH 212-834-4154
MARIE SARAFIAN 212-834-4154

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